UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/15/2008

GLOBAL CROSSING LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16201

Bermuda	980189783
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Wessex House, 45 Reid Steet
Hamilton, Bermuda
HM12
(Address of principal executive offices, including zip code)

441-296-8600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2008, the Board of Directors of Global Crossing Limited (the "Company") authorized the Company to enter into a letter agreement (the "Agreement") with Jean F.H.P. Mandeville, Executive Vice President and Chief Financial Officer of the Company, regarding the terms of his employment prior to his resignation, which was previously reported on a Current Report on Form 8-K filed on May 22, 2008. Under the terms of the Agreement, the effective date of Mr. Mandeville's resignation will be September 30, 2008 (the "Effective Date"). Prior to the Effective Date, substantially all the current terms of his employment will remain unchanged, except that: (1) Mr. Mandeville has made Belgium his principal place of residence, but has agreed to use reasonable efforts to make himself available in the U.S. or elsewhere to the extent necessary for the performance of his duties; (2) he will receive a one-time cash bonus in the amount of $55,000, payable promptly after the date of the Agreement; and (3) unless his employment is terminated prior to the Effective Date by the Company for "Cause" or by him without "Good Reason" (as such quoted terms are defined in the Global Crossing Limited Key Management Protection Plan), he will receive a payment in an amount equal to 75% of the 2008 annual bonus that he would have been entitled to receive had his employment continued on the current terms through the date on which the 2008 bonus is paid to other senior executives of the Company (the "Bonus Payment Date"). Such payment will be made on or about the Bonus Payment Date and will be in such form (currently expected to be unrestricted shares of the Company's common stock) as will be used to make 2008 bonus payments to other senior executives.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING LTD

Date: August 21, 2008	By:	/s/ Mitchell C. Sussis
Mitchell C. Sussis
Senior VP, Secretary & Deputy General Counsel